UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  February 8, 2010

Java Detour, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52357	20-5968895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1550 Bryant St., Suite 725
San Francisco, CA 94103
 (Address of principal executive offices) (Zip Code)

415-241-8020

(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 8, 2010, Java Detour, Inc. (the “Company”) entered into a Securities Purchase Agreement pursuant to which a lender (“Lender”) will advance up to $500,000 under a Secured Multiple Advance Promissory Note (the “Note”).  The Company may request advances under the Note by written notice and the Lender may fund such advances within three business days after receipt of such notice, up to a maximum aggregate total of $500,000.

Pursuant to the Securities Purchase Agreement, on February 8, 2010, the Company issued $175,000 of Notes and received $160,000 in net proceeds for the Notes after the Lender deducted a 3% closing fee, calculated on the maximum potential amount of the Note.  The Note shall bear interest at a rate of 12% per annum and shall mature on May 31. 2010.

As part of the Financing, the Company also issued to the Lender warrants (the “Warrants”) to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.05 per share. In connection with the closing of the transactions contemplated by the Securities Purchase Agreement, the Company reimbursed the Lender for approximately $7,500 of their expenses.

The Notes, the Warrants and the underlying shares (“Warrant Shares”), and the Shares will be non-transferable in the absence of an effective registration statement under the Securities Act, or an available exemption, and all securities will be imprinted with a restrictive legend.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.  The Lender is an accredited investor as such term is defined in Rule 501 of the Securities Act of 1933, as amended (“Securities Act”).  The securities were issued in a private placement under Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVA DETOUR, INC. (Registrant)

Date: February 12, 2010	By:	/s/ Harry R. Kraatz
Harry R. KRAATZ
Chief Executive Officer